SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

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☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section §240.14a-12

RENAISSANCERE HOLDINGS LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement,

if other than the Registrant)

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RENAISSANCERE HOLDINGS LTD.

Renaissance House

8-12 East Broadway

Pembroke HM 19 Bermuda

IMPORTANT REMINDER TO VOTE YOUR PROXY

August 16, 2004

Dear RenaissanceRe Holdings Ltd. Shareholder:

Our records indicate that you have not voted your shares for the Special General Meeting of Shareholders of RenaissanceRe Holdings Ltd. The Special Meeting will be held at the Bermuda Underwater Exploration Institute, 40 Crow Lane, Pembroke, Bermuda on August 31, 2004 at 10:00 a.m., Atlantic daylight savings time. Please take a moment now to ensure that your shares are represented at this important meeting.

At the Meeting, you will be asked to consider and, if thought fit, approve the RenaissanceRe Holdings Ltd. 2004 Stock Option Incentive Plan. Your Board of Directors unanimously recommends a vote FOR the approval of the 2004 Plan Proposal.

*YOUR VOTE IS VERY IMPORTANT*

Institutional Shareholder Services (“ISS”), the nation’s leading proxy voting advisory service firm, has recommended that shareholders vote “YES” on the proposal. ISS provides proxy advisory services to institutional investors, mutual funds, and other fiduciaries. It is the leading provider of proxy voting and corporate governance services. ISS analyzes proposals, determines what is in shareholders’ best interest and recommends to shareholders how to vote in over 20,000 shareholder meetings each year.

*PLEASE VOTE YOUR SHARES TODAY*

In order to ensure that every shareholder has an opportunity to vote his or her shares, no matter how few or how many shares you may own, we are enclosing an additional proxy card that will allow you to exercise your rights as a shareholder.

Please vote by Telephone or Internet Today! Remember – every share and every vote counts! You may also sign, date and mail your proxy card in the envelope provided. If you have any questions, please call MacKenzie Partners, Inc. at (800) 322-2885 Toll-free or (212) 929-5500 Collect.

Thank you in advance for voting promptly.

Sincerely,

/s/    Stephen H. Weinstein

Stephen H. Weinstein

General Counsel and

Corporate Secretary